POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Patrick W.D. Turley, Stephen T. Cohen, Gary E. Brooks and J. Ryan Conner, and each of them, to act severally as attorneys-in-fact and agents, each with full power of substitution and resubstitution for the undersigned in his or her name, place and stead, all Registration Statements of Lord Asset Management Trust (File Nos. 33-75138 and 811-08348) on Form N-1A, any and all subsequent Amendments, Pre-Effective Amendments, or Post-Effective Amendments to said Registration Statements on Form N-1A or any successor thereto, and any supplements or other instruments in connection therewith, and generally to do all such things in each undersigned’s name and on each undersigned’s behalf in connection therewith as said attorney-in-fact deems necessary or appropriate, to comply with the provisions of (i) the Securities Act of 1933, as amended, and any related rules, regulations, orders or other requirements of the Securities and Exchange Commission, (ii) the Investment Company Act of 1940, as amended, and any related rules, regulations, orders or other requirements of the Securities and Exchange Commission, and (iii) state or municipal securities, business entities and tax laws, and any related requirements of such states or municipalities. The undersigned hereby ratifies and confirms all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

WITNESS my hand on this 26th day of February 2019.

/s/ Geri Sands Hansen
Geri Sands Hansen
Trustee

/s/ Douglas M. Jackman
Douglas M. Jackman
Trustee